Exhibit 4.10

This is an unofficial translation from the Hebrew language. This translation is made for convenience purposes only, and the Hebrew version is the binding version of the Arrangement Plan.

Arrangement Plan
Pursuant to the provisions of Section 350
of the Companies Law, 5759-1999

Re:	Elbit Imaging Ltd. (the “Company”)

And Re:	Mordechay Zisser and/or a corporation controlled by him, including Europe Israel (M.M.S.) Ltd. (“Zisser”)

And Re:	Bondholders (Series A to G and 1) of the Company (the “Holders of Existing Bonds”)

And Re:	Mishmeret Trust Company Ltd. (the “Trustee for Series A-C Bonds”)

And Re:	Hermetic Trust (1975) Ltd. (the “Trustee for Series D Bonds”)

And Re:	Reznik Paz Nevo R.P.N. Trusts 2007 Ltd. (the “Trustee for Series E Bonds”)

And Re:	Reznik Paz Nevo Trusts Ltd. (the “Trustee for Series F Bonds”)

And Re:	Schiff Hazenfratz Trustees (2004) Ltd. (the “Trustee for Series G Bonds”)

And Re:	Strauss Lazar Trustees (1992) Ltd. (the “Trustee for Series 1 Bonds”)

And Re:	the Additional Creditors (as hereinafter defined)

1.	Definitions

In this Arrangement Plan, the following terms shall bear the meaning stated alongside them in this Section 1:

“Series A Bonds”	-
The Company’s Series A Bonds, amounting to a total of NIS 118,399,606 par value, listed on TASE (Security No. 1098789), and the  Company’s Series A Bonds, amounting to a total of NIS 59,199,804 par value, which are not listed (Security No. 1127851);

“Series B Bonds”	-
The Company’s Series B Bonds, amounting to a total of NIS 13,910,000 par value, listed on TASE (Security No. 1098805), and the  Company’s Series B Bonds, amounting to a total of NIS 6,955,000 par value, which are not listed (Security No. 1127869);

“Series C Bonds”	-	The Company’s Series C Bonds, amounting to a total of NIS 272,454,377 par value, listed on TASE (Security No. 1098797);
“Series D Bonds”	-	The Company’s Series D Bonds, amounting to a total of NIS 746,124,843 par value, listed on TASE (Security No. 1106996);
“Series E Bonds”	-	The Company’s Series E Bonds, amounting to a total of NIS 58,108,500 par value, listed on TASE (Security No. 1107226);
“Series F Bonds”	-	The Company’s Series F Bonds, amounting to a total of NIS 250,912,550 par value, listed on TASE (Security No. 1107234);
“Series G Bonds”	-	The Company’s Series G Bonds, amounting to a total of NIS 466,472,000 par value, listed on TASE (Security No. 1118629);
“Series 1 Bonds”	-	The Company’s Series 1 Bonds, amounting to a total of NIS 112,005,000 par value, listed on TASE (Security No. 1114768);
“Elbit Ultrasound”	-
Elbit Ultrasound (Luxembourg) B.V./ S.ar.l, whose address is 13-15  Avenue de la Liberté, L-1931, Luxembourg, Grand Duchy of Luxembourg, which is wholly-owned and fully-controlled by the Company, and through which the Company holds, inter alia, shares of (depository interests) Plaza Centers.

“Existing Shareholders”	-	Persons registered on the Record Date as shareholders of the Company in the Company’s shareholders registers and with the various TASE members in Israel, or their foreign counterparts.
“Existing Bonds”	-
The whole of Series A Bonds, Series B Bonds, Series C Bonds, Series D Bonds, Series E Bonds, Series F Bonds, Series G Bonds, Series 1 Bonds and the Separate Interest, including any new security created or to be created due to the split of any of the series by TASE as a result of a failure to pay the principal or interest thereunder;

“TASE”	-	Tel Aviv Stock Exchange Ltd.;
“Arrangement”	-	The arrangement between the Company, the Holders of Existing Bonds, the Additional Creditors and Zisser, in accordance with the provisions of this arrangement plan;
“Secured Debt”	-	The Company's existing debt to Bank Hapoalim on the Date of Consummation of the Arrangement, in respect of which Bank Hapoalim was given collateral prior to the release of the Arrangement Plan;
“Record Date”	-
The date occurring 7 Trading Days after the date on which all of the Conditions Precedent for consummation of the Arrangement contemplated in this Arrangement Plan are fulfilled and of which the Company shall notify in an immediate report 3 Trading Days in advance.

“Issued Shares”	-	The shares issued on the Date of Consummation of the Arrangement to the Unsecured Financial Creditors, as specified in Section 4.1 below;
“Trustees”	-	The Trustee for Series A-C Bonds; the Trustee for Series D Bonds; the Trustee for Series E Bonds; the Trustee for Series F Bonds; the Trustee for Series G Bonds; and the Trustee for Series 1 Bonds;
“Additional Creditors”	-
Bank Leumi Le-Israel B.M., which extended loans to the Company, the balance of principal of which loans, as of March 31, 2013, amounted to U.S. $13.25 million, and the amount of principal of which, after a setoff of approx. $446 thousand by Bank Leumi Le-Israel B.M. in April 2013, amounts to approx. U.S. $12.8 million;

“Unsecured Financial Creditors”	-	The Holders of Existing Bonds and the Additional Creditors;
“Conditions Precedent”	-	The conditions precedent for the consummation of the Arrangement and the actions specified in this Arrangement Plan, as specified in Section 7 below;
“Persons Entitled to Separate Interest”	-	Persons holding Series A Bonds, Series B Bonds, Series C Bonds and Series F Bonds, on the record date for payment of the Separate Interest;

“Companies Law”	-	The Companies Law, 5759-1999;
“Trading Day”	-	Any day on which trade takes place on TASE;
“Business Day”	-	Any day on which most of the banks in Israel are open for the transaction of business;
“Date of Consummation of the Arrangement”	-
A date which is a Business Day and a Trading Day and a trading day on the NASDAQ Stock Market, on which all of the transactions specified in this Arrangement Plan shall be performed and on which the Arrangement shall take effect, and which shall occur within 30 (thirty) days of the Record Date. The Company shall issue an immediate report regarding the Date of Consummation of the Arrangement at least 2 Trading Days in advance;

“Series H Bonds”	-	The Series H Bonds to be issued by the Company on the Date of Consummation of the Arrangement, as specified in Section 4 below;
“Series I Bonds”	-	The Series I Bonds to be issued by the Company on the Date of Consummation of the Arrangement, as specified in Section 4 below;
“New Bonds”	-	Series H Bonds and Series I Bonds, jointly;
“Holders of New Bonds”	-	Persons registered with the various TASE members as the holders of the balance of New Bonds on any relevant date;
“Holders of Existing Bonds”	-	Persons registered with the various TASE members as the holders of the balance of Existing Bonds on any relevant date;
“Company Shares”	-	Ordinary shares of the Company (of NIS 1 par value each, prior to the consummation of the Arrangement);
“Trustees for the New Bonds”	-
The trust companies which shall serve as trustees for the New Bonds under the New Trust Deeds, the identity of which shall be determined by the Date of Consummation of the Arrangement, or anyone serving, from time to time, as trustees for the New Bonds;

“Plaza Centers”	-
Plaza Centers N.V., a public company traded on the London Stock Exchange (LSE: PLAZ) and on the Warsaw Stock Exchange (WSE: PLAZ/PLAZACNTR), approx. 62.5% of which are held by the Company, of which approx. 62.25% are held through Elbit Ultrasound.

“Separate Interest”	-
The amount of interest not paid to the holders of Series A Bonds on February 20, 2013; the amount of interest not paid to the holders of Series B Bonds on February 20, 2013; the amount of interest not paid to the holders of Series C Bonds on March 1, 2013; the amount of interest not paid to the holders of Series F Bonds on April 1, 2013;

“New Trust Deeds”	-
The new trust deeds in respect of the New Bonds, which shall be signed vis-à-vis the Trustees for the New Bonds as part of this Arrangement Plan, and shall replace the Existing Trust Deeds, and which are attached hereto as Annexes 1A and 1B;

“Existing Trust Deeds”	-
The trust deed of February 21, 2006, between the Company and the Trustee for Series A Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series A Bonds; the trust deed of February 21, 2006, between the Company and the Trustee for Series B Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series B Bonds; the trust deed of August 23, 2006, between the Company and the Trustee for Series C Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series C Bonds; The trust deed of March 29, 2007, between the Company and the Trustee for Series D Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series D Bonds; the trust deed of September 10, 2007, between the Company and the Trustee for Series E Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series E Bonds; the trust deed of September 10, 2007, between the Company and the Trustee for Series F Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series F Bonds; the trust deed of July 21, 2009, between the Company and the Trustee for Series G Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series G Bonds; and the trust deed of July 21, 2009, between the Company and the Trustee for Series 1 Bonds, including all of the additions and amendments thereto, pursuant to which the trustee serves as the Trustee for Series 1 Bonds;

“Elscint”	-
Elscint Holdings and Investments NV, which is wholly-owned and fully-controlled by the Company and through which the Company indirectly holds, as of the date of the Arrangement Plan, all of its rights in hotels outside of Israel.

2.	Consummation of the Arrangement - General

2.1.
The Existing Bonds, which have been held by the Company’s subsidiary corporation – Elbit Imaging Financing Services, Limited Partnership (the “Subsidiary”), in the amount of NIS 844,927 par value of Series A Bonds, NIS 602,806 par value of Series B Bonds, NIS 5,229,174 par value of Series D Bonds, NIS 5,334,066 par value of Series E Bonds, NIS 7,272,119 par value of Series F Bonds, NIS 11,794,426 par value of Series G Bonds, and NIS 3,642,561 par value of Series 1 Bonds, will be cancelled and delisted, without the Subsidiary being granted any consideration therefor, and the rights of the Subsidiary to any Separate Interest will also be cancelled and deleted, without the Subsidiary being granted any consideration therefor.

The Company hereby represents that the Company and/or any corporation controlled thereby hold no Existing Bonds of the Company, apart from the Existing Bonds which are stated above and are held by the Subsidiary.

Zisser hereby represents that Zisser and/or any corporation controlled by him and/or anyone on their behalf hold no Existing Bonds of the Company.

During the period commencing on the date on which the Company files with the court a motion pursuant to Section 350 of the Companies Law in connection with this Arrangement Plan and until the Date of Consummation of the Arrangement, or the expiration of this Plan according to the terms and conditions hereof, the Company, Zisser and/or any corporation controlled by either of them and/or anyone on their behalf, shall not purchase Existing Bonds of the Company, and the Company shall not prepay the loans extended thereto by the Additional Creditors. For the avoidance of doubt it is clarified that the exercise of a right of lien, setoff or any other self-administered remedy by the Additional Creditors shall not be deemed a breach of this section.

The Company has received Zisser’s written consent, on his behalf (and on behalf of any corporation he controls), to the terms and conditions of this Arrangement Plan. After the cancellation and delisting of the balance of the Existing Bonds held by the Subsidiary as aforesaid, the total balance of the principal of the debt to the Holders of Existing Bonds will amount to NIS 2,069,821,601 in respect of the eight series. The total balance of the principal of the debt to the Additional Creditors will amount to U.S. $12.8 million. The entire aforesaid debt balance to the Unsecured Financial Creditors, including linkage, interest and any penalties accrued in respect thereof until the Date of Consummation of the Arrangement, will be discharged against allotment of the Company Shares and against issuance of the New Bonds to the Unsecured Financial Creditors, as stated in Section 4 below. The amount of such balance as of March 31, 2013 is specified in Annex 2A hereof.

2.2.
Any security allotted to the Unsecured Financial Creditors will be allotted pro-rata among the holders of Series A Bonds, Series B Bonds, Series C Bonds, Series D Bonds, Series E Bonds, Series F Bonds, Series G Bonds, Series 1 Bonds, the Persons Entitled to Separate Interest and the Additional Creditors, according to the ratio between: (a) the total balance of the debt vis-à-vis any Unsecured Financial Creditor (and, with respect to the Holders of Existing Bonds - at pari value), including interest and linkage, as of the Record Date, and: (b) the total balance of the debt as aforesaid vis-à-vis all of the Unsecured Financial Creditors, including interest and linkage, as of the Record Date. The debt balance stated in Sections (a) and (b) above, as of September 17, 2013, is as specified in Annex 2B hereof. The aforesaid ratio will be calculated on the Record Date and the allotment of any security allotted under this Arrangement will be determined according to such ratio. It is hereby clarified that there will be no allotment of fractions of securities allotted under this Arrangement in accordance with the aforesaid ratio, and any share fraction will be rounded-up to the nearest whole number.

2.3.	The Arrangement will take effect, and be consummated, on the Date of Consummation of the Arrangement.

2.4.
All actions of the Arrangement, which, under the provisions of this Arrangement Plan, should be performed on the Date of Consummation of the Arrangement, shall be deemed to be performed simultaneously and as interlocking obligations which condition the force and effect of the Arrangement, and none of the actions of the Arrangement shall be deemed performed until all of the actions of the Arrangements are performed and completed. If the Date of Consummation of the Arrangement does not occur within 30 days of the Record Date (or on a later date to be agreed between the Company and the Trustees in writing, insofar as, per their reasonable discretion, a postponement of the Date of Consummation of the Arrangement as aforesaid is required for consummation of the Arrangement under its terms and conditions (provided that in any event of postponement as aforesaid, the Company shall issue an immediate report specifying the reasons for postponement of the Date of Consummation of the Arrangement)), or, if this Arrangement is lawfully terminated prior to the performance of all of the actions hereunder, any and all other actions performed in the framework of the Arrangement shall be retroactively revoked and the rights of all of the parties to the Arrangement shall revert to their previous condition, as if such actions had not been performed.

2.5.	In any event of contradiction between this Plan and the annexes hereto, the annexes shall prevail.

3.	Changes in the Company's Share Capital

3.1.	Increase of the Authorized Share Capital and Nullification of the Par Value

The Company’s authorized share capital, in the amount of NIS 50,000,000, divided into 50,000,000 ordinary shares of NIS 1 par value each, of which 28,291,719 shares of NIS 1 par value each have been issued, of which 3,388,910 shares are dormant shares and 24,902,809 shares are paid-up and tradable shares, will be increased, by the Record Date and as a condition precedent to the performance of the Arrangement, to a share capital to be divided into 700,000,000 ordinary shares of no par value of the Company. In the framework of the approval of the Arrangement, the Company shall act to increase the share capital, nullify the par value as aforesaid and cancel the dormant shares held by the Company or by a subsidiary thereof.

3.2.	The Warrant Granted by the Company to Eastgate Property, LLC

On September 22, 2011, the Company allotted a warrant, as amended on April 5, 2012 (the said warrant, including the amendment thereto, shall hereinafter be referred to as: the “Warrant”), to Eastgate Property, LLC (“Eastgate”). Under the Warrant, Eastgate is entitled to exercise the Warrant, for no consideration, into shares reflecting 3.3% of the Company’s capital on a fully diluted basis at the time of the exercise of the Warrant (net of treasury shares, the shares deriving from the conversion of Series 1 Bonds and employees' options granted prior to the date of allotment of the Warrant), all as provided, and subject to the adjustments stated, in the Warrant. The Warrant is exercisable until March 31, 2014 (inclusive). Subject to the consummation of the Arrangement, Eastgate shall be entitled to exercise the Warrant into 1,924,215 shares of the Company (rather than into 3.3% of the Company’s capital on a fully diluted basis when the Warrant is exercised). Immediately following the Date of Consummation of the Arrangement, Eastgate shall exercise the Warrant in respect of 1,924,215 shares of the Company as aforesaid and the Warrant shall expire.

3.3.	The Issued Capital of the Company

Immediately following the Date of Consummation of the Arrangement  (including the exercise of the Warrant by Eastgate, as stated in Section 3.2 above), after performance of the actions of the Arrangement specified in Section 4 below, the Company’s issued capital will be 536,540,483 Company Shares, and will be divided among the Unsecured Financial Creditors and the Existing Shareholders, as follows:

The Unsecured Financial Creditors – 509,713,459 Company Shares;

The Existing Shareholders – 24,902,809 Company Shares;

Eastgate – 1,924,215 Company Shares.

4.	Replacement of the Existing Bonds and the Debts to the Additional Creditors with the Company Shares and the New Bonds

On the Date of Consummation of the Arrangement, after the increase of authorized capital as stated in Section 3.1 above, all of the following actions shall be taken, such that the total of debts to the Unsecured Financial Creditors – as per their balance on the Date of Consummation of the Arrangement – is replaced with the securities specified in Sections 4.1 and 4.2 below.

Furthermore, on the Date of Consummation of the Arrangement: (a) any and all of the Existing Bonds shall be delisted and cancelled, such that no right whatsoever is conferred thereunder upon the Holders of Existing Bonds (including in respect of payments which were required to be made prior to the Date of Consummation of the Arrangement and were not paid, but excluding a right of action, if any, subject to the provisions of Section 14 below). Moreover, upon the delisting of the Existing Bonds as aforesaid, the force and effect of the Existing Trust Deeds shall expire as well as any and all rights conferred upon any party thereunder; and (b) any and all debts to the Additional Creditors shall be cancelled and written-off, and force and effect shall expire in respect of all of the loan agreements (including any amendment, addition, ancillary agreements and/or annexes thereto), by virtue of which loans were extended to the Company as aforesaid by the Additional Creditors, and in respect of all of the collateral given in the framework of such loans, if and insofar as such collateral had been given, and all of the pledges given in favor of the Additional Creditors, if any, shall be removed, whether or not the same appear in the register of the Registrar of Companies.

Share Capital of the Company

4.1.	Company Shares

On the Date of Consummation of the Arrangement, the Holders of Existing Bonds and the Additional Creditors will be allotted ordinary shares of the Company in accordance with the provisions of Section 3.3 above (on a pro rata basis, according to the provisions of Section 2.2 above), all of which shall be fully paid-up, free and clear of any debt, pledge, charge, attachment, right of refusal or any other right of any third party, and shall constitute 95% of the issued and paid-up share capital of the Company, immediately following the allotment and on a fully diluted basis (but, in respect of the fully diluted basis, without taking into account the options allotted to officers and employees of the Company and its affiliates, in the amount of 1,729,251 options granting the right to receive up to 1,729,251 shares at exercise prices ranging between NIS 10.25 and NIS 60, which had been allotted and whose terms had been determined prior to December 31, 2011.

On the Date of Consummation of the Arrangement, the Issued Shares will be listed on TASE and on the NASDAQ Stock Market, and their terms and conditions will be identical to those of the existing Company Shares prior to the Date of Consummation of the Arrangement (apart from the nullification of par value in the framework of this Arrangement).

The Company shall act to file in the U.S., within 30 days of the Date of Consummation of the Arrangement, at its own expense, a registration statement on an F-3 Form of the SEC (or F-1, in the event that, on the relevant date, the Company is not entitled to file a registration statement on an F-3 Form for this purpose), referring to the Company Shares issued to the Unsecured Financial Creditors, whose holdings in the Company are 10% or more on the Date of Consummation of the Arrangement, and to any other shareholder who, on the Date of Consummation of the Arrangement, is deemed an “Affiliate”, due to which resale restrictions apply to his shares, all for the purpose of releasing such shareholders from the restrictions on trade in the shares to be issued to them (under Rule 144 of the SEC Rules). The Company shall do its best to cause the registration statement to be declared effective by the SEC as soon as possible after the filing thereof, and shall thereafter maintain the force and effect of the registration statement for a minimum period of 5 years and will be bound by the standard undertakings in registration agreements during such period. The inclusion of shares in the registration document shall be contingent upon restrictions that may be applicable under law.

A summary of the provisions of U.S. law with respect to trade in the Company’s securities is detailed in Annex 3 hereto.

After the allotment of shares as provided in this Section 4.1 above, on the Date of Consummation of the Arrangement, the Company’s issued and paid-up share capital will be divided in accordance with the provisions of Section 3.3 above.

The New Bonds

4.2.	Issuance of the New Bonds

On the Date of Consummation of the Arrangement, the Company will issue the New Bonds, and the Existing Trust Deeds will be replaced with the New Trust Deeds and shall thenceforth be cancelled. Only the provisions of the New Trust Deeds will apply to the New Bonds.

4.3.	Terms and Conditions of the New Bonds

The provisions of the New Trust Deeds and the Terms and Conditions Overleaf, which are attached as an annex thereto, shall apply to the New Bonds, including the following provisions:

4.3.1.	Series H Bonds

The principal of Series H Bonds shall amount to a total of four hundred forty eight million (448,000,000) NIS, and shall be repaid, in one single payment, at the elapse of four years and a half (4.5) as of the earlier of the Date of Consummation of the Arrangement or December 1, 2013 (such relevant date shall be hereinafter referred to as: the “Commencement Date”);

The principal of Series H Bonds shall bear interest at a rate of 6% per annum, to be paid in semiannual payments, on the days of June 30 and December 31 of each year, commencing on December 31, 2013, with the exception of the last interest payment which shall be paid on the date of repayment of the principal of the bonds. The principal and interest of the Series H Bonds shall be linked to the Consumer Price Index (CPI);

On the Date of Consummation of the Arrangement, the following pledges shall be registered in favor of the Trustee for Series H Bonds, and it shall be provided with the following undertakings:

(a)
A first-ranking general charge (floating charge), unlimited in amount, over all of the rights and assets (of any type whatsoever) owned by the Company in the future from time to time and at any time (including rights and/or assets to which the Company will be entitled) (the “Floating Charge for the Series H Trustee”). The Floating Charge for the Series H Trustee shall include a prohibition to create any additional charges over the Company’s unpaid share capital and/or any rights and/or assets of the Company, subject to the provisions below;

(b)
A first-ranking fixed charge on all of the Company's shares in Elbit Ultrasound and on all of the Company’s present and future rights in Elbit Ultrasound (including the Company’s rights for repayment of loans by Elbit Ultrasound, rights to receive shares and dividend rights).

(c)
A first-ranking fixed charge on all of the Company's shares in Elscint and on all of the Company’s present and future rights in Elscint (including the Company’s rights for repayment of loans by Elscint, rights to receive shares and dividend rights).

(d)
Elbit Ultrasound shall guarantee to the Series H Trustee the fulfillment of the Company’s obligations to the Trustee and to the bondholders. Elbit Ultrasound shall further undertake vis-à-vis the Trustee not to grant pledges or collateral, of any type whatsoever, in favor of any third party, in respect of its holdings (present and future) of Plaza Centers shares, which are not pledged to Bank Hapoalim (and any right deriving therefrom, including the right to receive securities, the right to receive dividends or additional rights deriving from the holding of Plaza Centers shares). Elbit Ultrasound shall provide the Series H Trustee with a signed undertaking and guarantee, in a separate document, which shall include all of the provisions pertaining thereto in this Arrangement.

(e)
Elscint shall guarantee to the Series H Trustee the fulfillment of the Company’s obligations to the Trustee and to the bondholders. Elscint shall further undertake vis-à-vis the Trustee not to grant pledges or collateral, of any type whatsoever, in favor of any third party in respect of any and all of Elscint’s assets (present and future). Elscint shall provide the Series H Trustee with a signed undertaking and guarantee, in a separate document, which shall include all of the provisions pertaining thereto in this Arrangement.

The Floating Charge for the Series H Trustee and the fixed charges specified above shall hereinafter be jointly referred to as: the “Pledges”. The following provisions shall apply with respect to the Pledges:

(a)
As long as none of the Pledges are realized, and subject to the provisions below, the Pledges and the aforesaid undertakings of Elbit Ultrasound and Elscint, shall not restrict the sale and/or disposition of assets (including the pledged assets) by the Company and/or Elbit Ultrasound and/or Elscint nor the use of the proceeds therefrom for the purposes of the Company and/or for use by Elbit Ultrasound and/or Elscint, as applicable, nor shall they restrict the Company in receiving dividends or loan repayments from Elbit Ultrasound and/or Elscint, and using the monies for its purposes, nor shall they restrict the Company in selling its holdings, in whole or in part, in Elbit Ultrasound and/or in Elscint, and receiving the proceeds of such sale and using the proceeds for its purposes.

(b)
If cause shall have arisen for the realization of any of the Pledges, or a Material Event, as hereinafter defined, shall have occurred, then, as of such time, the following provisions shall apply (the “Restricting Provisions”): (1) any payment that the Company is entitled to receive from Elbit Ultrasound or from Elscint shall be transferred to an escrow account in the name of the Trustee for the bondholders and shall be used for the early redemption of the debt to the bondholders; (2) the Company may not sell assets thereof (including, but not limited to, Elbit Ultrasound shares or Elscint shares), the value of which exceeds NIS 50 million. Notwithstanding the aforesaid, if the cause for realization of any of the Pledges and/or the Material Event shall have ceased to exist (such that none of the events hereinafter defined as Material Events occurs) and for six consecutive months no Material Event occurs and no cause for realization of any of the Pledges arises, then, the Restricting Provisions shall cease to apply at the end of such six-month period. Furthermore, if a Material Event shall have occurred only under the third alternative in the definition of such term below (breach vis-à-vis a bank or a financing entity, as provided below), and such Material Event shall have ceased to exist (and there is also no cause for realization of the Pledges), then, even prior to the elapse of six consecutive months since the Material Event shall have ceased to exist, the Company may sell an asset thereof in an amount exceeding NIS 50 million, provided that the proceeds thereof are transferred to an escrow account in the name of the Trustee for the bondholders and are used for early redemption of the debt to the bondholders. “Material Event” shall mean one or more of the following three events: (1) the Company shall have committed a material breach (including failure to make a payment) of its undertakings to the Series H Trustee or to the holders of Series H Bonds; (2) a “going concern note” appears in the Company’s financial statements (published in respect of a period that is subsequent to the consummation of the Arrangement); (3) the Company is in breach of a payment undertaking or in breach of a financial covenant vis-à-vis a bank or vis-à-vis any other entity which shall have extended it credit or a loan.

(c)
Notwithstanding all of the provisions of this Arrangement Plan, as long as none of the Pledges are realized, the Floating Charge, all of the fixed charges noted above and the undertakings of Elbit Ultrasound and Elscint, shall not prevent the granting of additional pledges, including pledges that rank equal or senior to the Pledges as defined above in favor of Bank Hapoalim due to the Secured Debt, nor shall they prevent the granting of new pledges (including ones that rank equal or senior, as aforesaid, to the Pledges as defined above) for the purpose of receiving alternative financing for the Secured Debt (provided that the amount of financing to substitute the Secured Debt shall not exceed the amount of the Secured Debt on the date of substitution). For the purpose of the aforesaid, the Trustees shall be required to sign, and shall sign, any appropriate document in respect thereof (including an amendment or replacement of the documents of the Pledge in their favor), in order to allow for the registration of such pledegs in favor of Bank Hapoalim (or an alternative financing entity as aforesaid).

(d)
As long as none of the Pledges are realized, it is agreed that the Company, Elbit Ultrasound and Elscint may carry out each one of the actions and transactions specified in Section 9.3.16 of the trust deed, without the Pledges and the undertakings of Elbit Ultrasound and Elscint, as specified above, constituting an impediment thereto.

With respect to the Series H Bonds, the following provisions shall also apply:

(a)
Subject to the provisions of the trust deed, in the event that the Company issues additional bonds, which are secured by any type of collateral, the net proceeds to be received from such issuance shall be used for prepayment of the Series H Bonds.

(b)
The Company may not increase the Series H Bonds without approval thereof by a meeting of holders of Series H Bonds, in a resolution adopted by a special majority. Breach of this undertaking shall constitute cause for acceleration of payment under the Series H Bonds.

(c)
The Company may prepay the Series H Bonds, at any time, at pari price (full liability value), with no fee and/or compensation and/or other payment due to prepayment. Such prepayment shall be carried out in accordance with and subject to the TASE Directives and the provisions of the New Trust Deeds with respect to early redemption.

(d)
For as long as the Series H Bonds are not fully paid, then, in the event that the Company performs a "distribution", as per the definition thereof in the Companies Law, including payment of dividend in any manner to its shareholders, the Company will be obligated, simultaneously with the performance of the distribution or payment of dividend, to prepay the Series H Bonds, in an amount equal to the amount of dividend paid by the Company (or in an amount equal to the value of the distribution). For the avoidance of doubt, if, on the date of the distribution, the amount of outstanding balance of the bonds is lower than the amount of dividend to be paid, the Company shall pay the full amount of the outstanding balance on the date of the distribution.

4.3.2.	Series I Bonds

The principal of Series I Bonds shall amount to a total of two hundred and eighteen million (218,000,000) NIS, and shall be repaid, in one single payment, at the elapse of six (6) years of the Commencement Date;

The principal of the Series I Bonds shall bear interest at a rate of 6% per annum, to be accrued and paid on the date of final repayment of the Series I Bonds (“PIK Interest”) or to be repaid by the Company on the days of June 30 and December 31 of each year, at the Company’s sole discretion. The principal and interest of the Series I Bonds shall be linked to the Consumer Price Index (CPI); for the avoidance of doubt, if the Company shall have chosen for certain interest to accrue and not be paid on the aforesaid dates, then, on the same date, the interest shall be added to the principal of the bonds (such that the following interest shall apply thereto as well; “compound interest”).

On the Date of Consummation of the Arrangement, the following security interests shall be registered in favor of the Series I Trustee, and it shall be provided with the following undertakings:

(a)
A second-ranking general charge (floating charge), unlimited in amount, on all of the rights and assets (of any type whatsoever) owned by the Company in the future from time to time and at any time (including rights and/or assets to which the Company will be entitled) (the “Floating Charge for the Series I Trustee”). The Floating Charge for the Series I Trustee will include a prohibition on any additional pledges on the Company’s unpaid share capital and/or any rights and/or assets of the Company, subject to the provisions below.

(b)
A second-ranking fixed charge on all of the Company's shares in Elbit Ultrasound and on all of the Company’s present and future rights in Elbit Ultrasound (including the Company’s rights for repayment of loans by Elbit Ultrasound, rights to receive shares and dividend rights).

(c)
A second-ranking fixed charge on all of the Company's shares in Elscint shares and on all of the Company’s present and future rights in Elscint (including the Company’s rights for repayment of loans by Elscint, rights to receive shares and dividend rights).

(d)
Elbit Ultrasound shall guarantee to the Series I Trustee the fulfillment of the Company’s obligations to the Trustee and to the bondholders. Elbit Ultrasound shall further undertake vis-à-vis the Trustee not to grant pledges or collateral, of any type whatsoever, in favor of any third party, in respect of its holdings (present and future) of Plaza Centers shares, which are not pledged to Bank Hapoalim (and any right deriving therefrom, including the right to receive securities, the right to receive dividends or additional rights deriving from the holding of Plaza Centers shares. Elbit Ultrasound shall provide the Series I Trustee with a signed undertaking and guarantee, in a separate document, which shall include all of the provisions pertaining thereto in this Arrangement.

(e)
Elscint shall guarantee to the Series I Trustee the fulfillment of the Company’s obligations to the Trustee and to the bondholders. Elscint shall further undertake vis-à-vis the Trustee not to grant pledges or collateral, of any type whatsoever, in favor of any third party in respect of any and all of Elscint’s assets (present and future). Elscint shall provide the Series I Trustee with a signed undertaking and guarantee, in a separate document, which shall include all of the provisions pertaining thereto in this Arrangement.

The Floating Charge for the Trustee for Series I Bonds and the fixed charges specified above shall hereinafter be jointly referred to as: the “Pledges”. The following provisions shall apply with respect to the Pledges:

(a)
As long as none of the Pledges are realized, and subject to the provisions below, the Pledges and the aforesaid undertakings of Elbit Ultrasound and Elscint, shall not restrict the sale and/or disposition of assets (including the pledged assets) by the Company and/or Elbit Ultrasound and/or Elscint nor the use of the proceeds therefrom for the Company’s purposes and/or for use by Elbit Ultrasound and/or Elscint, as applicable, nor shall they restrict the Company in receiving dividends or loan repayments from Elbit Ultrasound and/or Elscint and using the monies for its purposes, nor shall they restrict the Company in selling its holdings, in whole or in part, in Elbit Ultrasound and/or in Elscint, and receiving the proceeds of such sale and using the proceeds for its purposes.

(b)
If cause shall have arisen for the realization of any of the Pledges, or a Material Event, as hereinafter defined, shall have occurred, then, as of such time, the following provisions shall apply (the “Restricting Provisions”): (1) any payment that the Company is entitled to receive from Elbit Ultrasound or from Elscint shall be transferred to an escrow account in the name of the Trustee for the bondholders and shall be used for the early redemption of the debt to the bondholders; (2) the Company may not sell assets thereof (including, but not limited to, Elbit Ultrasound shares or Elscint shares), the value of which exceeds NIS 50 million. Notwithstanding the aforesaid, if the cause for realization of any of the Pledges and/or the Material Event shall have ceased to exist (such that none of the events hereinafter defined as Material Events occurs) and for six consecutive months no Material Event occurs and no cause for realization of any of the Pledges arises, then, the Restricting Provisions shall cease to apply at the end of such six-month period. Furthermore, if a Material Event shall have occurred only under the third alternative in the definition of such term below (breach vis-à-vis a bank or a financing entity, as provided below), and such Material Event shall have ceased to exist (and there is also no cause for realization of the Pledges), then, even prior to the elapse of six consecutive months since the Material Event shall have ceased to exist, the Company may sell an asset thereof in an amount exceeding NIS 50 million, provided that the proceeds thereof are transferred to an escrow account in the name of the Trustee for the bondholders and are used for early redemption of the debt to the bondholders. “Material Event” shall mean one or more of the following three events: (1) the Company shall have committed a material breach (including failure to make payment) of its undertakings to the Series I trustee or to the Series I bondholders; (2) a “going concern note” appears in the Company’s financial statements (published in respect of a period that is subsequent to the consummation of the Arrangement); (3) the Company is in breach of a payment undertaking or in breach of a financial covenant vis-à-vis a bank or vis-à-vis any other entity which shall have extended it credit or a loan.

(c)
Notwithstanding all of the provisions of this Arrangement Plan, as long as none of the Pledges are realized, the Floating Charge, all of the fixed charges noted above and the undertakings of Elbit Ultrasound and Elscint, shall not prevent the granting of additional security interests, including security interests that rank equal or senior to the Pledges as defined above in favor of Bank Hapoalim due to the Secured Debt, nor shall they prevent the granting of new security interests (including ones that rank equal or senior, as aforesaid, to the Pledges as defined above) for the purpose of receiving alternative financing for the Secured Debt (provided that the amount of financing to substitute the Secured Debt does not exceed the amount of the Secured Debt on the date of substitution). For the purpose of the aforesaid, the Trustees shall be required to sign, and shall sign, an appropriate document in respect thereof (including an amendment or replacement of the documents of the Pledges in their favor) in order to allow for the registration of such security interests in favor of Bank Hapoalim (or an alternative financing entity as aforesaid).

(d)
As long as none of the Pledges are realized, it is agreed that the Company, Elbit Ultrasound and Elscint may carry out each one of the actions and transactions specified in Section 9.3.16 of the trust deed, without the Pledges and the undertakings of Elbit Ultrasound and Elscint, as specified above, constituting an impediment thereto.

(e)
For the avoidance of doubt, it is clarified that, subject to the provisions of Subsection (c) above, upon repayment of the Series H Bonds, all of the aforesaid pledges in favor of the Series I Trustee shall become first-ranking pledges. It is further clarified that the rights of the Series I Trustee by virtue of the pledges registered in its favor shall be subordinate to the rights of the Series H Trustee by virtue of the pledges registered in its favor and shall be subject to the provisions of the trust deeds and the letter of subordination attached thereto, which shall be signed by the Series I Trustee.

With respect to the Series I Bonds, the following provisions shall also apply:

(a)
Subsequently to the full repayment of the Series H Bonds, in the event that the Company issues additional bonds, which are secured by any type of collateral, the net proceeds to be received from such issuance shall be used for prepayment of the Series I Bonds.

(b)
The Company may not increase the Series I Bonds without approval thereof by a meeting of holders of Series I Bonds, in a resolution adopted by a special majority. Breach of this undertaking shall constitute cause for acceleration of payment under the Series I Bonds.

(c)
The Company may prepay the Series I Bonds, at any time, at pari price (full liability value), with no fee and/or compensation and/or other payment due to prepayment. Such prepayment shall be carried out in accordance with and subject to the TASE Directives and the provisions of the New Trust Deeds with respect to early redemption.

(d)
If the Series H Bonds shall have been fully repaid, and as long as 4.5 years shall not have elapsed from the Commencement Date, in the event that the Company performs a "distribution", as per the definition thereof in the Companies Law, including payment of dividend in any manner to its shareholders, the Company will be obligated to perform, simultaneously with the performance of the distribution or payment of dividend, a prepayment of the Series I Bonds, in an amount equal to the amount of dividend paid by the Company (or in an amount equal to the value of the distribution), after deduction of any amount that shall have been paid, if any, to the holders of Series H Bonds due to the same distribution for full repayment thereof. For the avoidance of doubt, if, on the date of the distribution, the amount of outstanding balance of the bonds is lower than the amount of dividend to be paid, the Company shall pay the full amount of the outstanding balance on the date of the distribution.

4.4.	Listing of the New Bonds

The Company shall act for the listing of the New Bonds, such that on the Date of Consummation of the Arrangement the New Bonds are listed on TASE.

General

4.5.
The Company’s board of directors, in coordination with the Trustees, may determine technical supplementary provisions for the consummation of the Arrangement and for replacement of the Existing Bonds and the debts to the Additional Creditors as aforesaid, if and insofar as such provisions are required, provided that nothing in such changes shall cause any prejudice, other than negligible, on the rights of the Unsecured Financial Creditors.

5.	Amendment of the Articles of Association of the Company, the Board of Directors of the Company

5.1.
On the Date of Consummation of the Arrangement, the Company’s articles of association will be amended and replaced with the articles of association attached hereto as Annex 4A, which shall include, inter alia, the following provisions:

5.1.1.
Appointment of directors – provisions concerning the appointment of directors of the Company, principally providing that the directors of the Company be appointed by the general meeting of shareholders, by a simple majority of the shareholders of the Company.

5.1.2.	The number of directors serving on the Company’s board of directors shall not exceed 7 directors plus 2 external directors (or a different number of external directors as required under law).

5.1.3.	Authorized capital – increase of the Company’s authorized capital to 700,000,000 shares of no par value, as specified in Section 3.1 above.

5.1.4.
A special tender offer mechanism in respect of purchase of shares in the Company; provisions in respect of the mechanism and majority required for the purpose of expansion of the Company’s business into new fields.

5.2.
On the Date of Consummation of the Arrangement, the Company’s memorandum shall be technically amended, in the language attached hereto as Annex 4B, in order to reflect the changes in the Company’s capital as specified in Section 3.1 above.

5.3.
As early as possible after the Date of Consummation of the Arrangement, the Company shall hold a general meeting of the shareholders thereof, the agenda of which shall consist of the termination of service of all of the directors serving on the Company’s board of directors (with the exception of the external directors) and appointment of members of the board of directors, as shall be specified in the notice to be issued to the shareholders prior to such general meeting.

5.4.
The Company shall act for such meeting to convene in accordance with the provisions of Section 72 of the Companies Law no later than 30 days after the Date of Consummation of the Arrangement (the date of election of the directors by the general meeting shall hereinafter be referred to as: the “Date of Election of the New Board of Directors”).

5.5.
The directors to be appointed by the shareholders meeting shall be directors who meet the requirement of independence of the NASDAQ Stock Market, to the extent required under law and/or the NASDAQ Stock Market Rules.

6.	Realization of the Company’s Holdings in Elbit Medical Technologies Ltd. (“Elbit Medical”)

The Company’s competent organs after the closing of the Arrangement will consider the possibility of realizing the Company’s holdings in Elbit Medical, insofar as substantial financial gain is available in the short-term from such realization.

7.	Conditions Precedent

The consummation of the Arrangement is contingent upon the full satisfaction of all of the Conditions Precedent stated below:

7.1.	Obtaining approval from the meeting of Unsecured Financial Creditors for the consummation of this Arrangement, in accordance with the provisions of Section 350 of the Companies Law;

7.2.	Obtaining approval from the Company’s competent organs under Chapter 5 of Part 6 of the Companies Law, to the extent required under law;

7.3.
Obtaining approval of the court to the Arrangement, in accordance with the provisions of Section 350 of the Companies Law, which approves the Arrangement and determines, inter alia, that: (1) the issuance of securities by the Company as stated in Section 4 above shall be carried out with an exemption from a prospectus under the Securities Law, 5728-1968 (the “Securities Law”) and the restrictions prescribed by the Securities Law with respect to resale shall not apply to the securities allotted in the framework of the Arrangement; (2) for the purpose of application of the exemption set out in Section 3(a)(10) of the U.S. Securities Act 1933, the honorable court has lawful jurisdiction to: (a) hold a hearing regarding the terms and conditions of the Arrangement, in which hearing all of the creditors, to whom the Company is intended to issue the securities under the Arrangement, may attend (even if there is no duty under law to hold such a hearing); and (b) determine that the terms and conditions of the Arrangement are procedurally and substantively fair to the creditors participating in the Arrangement, or, alternatively, that the terms and conditions of the Arrangement are beneficial to the creditors; and that the court held such a hearing and determined that the terms and conditions of the Arrangement are procedurally and substantively fair, as aforesaid, or, alternatively, that they are beneficial to the creditors, and (3) the Company’s authorized capital will be increased, the dormant shares will be cancelled and the par value of its shares will be nullified, as specified in Section 3.1 above;

7.4.
Obtaining approval from TASE for the listing of the New Bonds and the listing of the Issued Shares, giving notice to the NASDAQ Stock Market with respect to the allotment of the Issued Shares (insofar as required under law) and approval from both TASE and NASDAQ for additional actions required under this Arrangement Plan, insofar as required;

7.5.
Obtaining any other approval or consent required under any law, order of a competent authority or material agreement that the Company is a party to, all if and insofar as required for the closing of the Arrangement.

7.6.
The consent of Bank Hapoalim is obtained, or a court order is rendered ordering that as long as the Company complies with the payments of principal and interest to the bank, under the Existing Credit Terms Vis-à-Vis the Bank (and payment of any arrears, if any, in the period until the Date of Consummation of the Arrangement, within 7 days of the Date of Consummation of the Arrangement), the bank shall not be entitled to accelerate the payment of the Company’s debt thereto (for this purpose, hereinafter in this section, the “Company” shall mean the Company or any private corporation or private entity controlled by the Company). For the avoidance of doubt, for this purpose, the “Existing Credit Terms Vis-à-Vis the Bank” shall mean payment according to the existing payment schedule between the Company and the bank, irrespective of the acceleration of payment of the debt thereto.

Alternatively – an agreement will be reached between the Company and Bank Hapoalim in respect of the Company’s debt to Bank Hapoalim, which agreement will be approved by a simple majority at a meeting of the Unsecured Financial Creditors.

7.7.
The Trustees for the New Bonds shall be provided with all of the documents that need to be provided to the Trustees for the bonds under the New Trust Deeds, by the Date of Consummation of the Arrangement.

Notwithstanding all of the aforesaid, if the Conditions Precedent are not satisfied by December 31, 2013, or if the condition specified in Section 7.6 above is not satisfied by October 15, 2013, or if Bank Hapoalim initiates an insolvency proceeding or any collateral realization proceedings against the Company or a company or entity controlled thereby, and such proceedings are not terminated within 21 Business Days, this Arrangement Plan will be revocable by the Trustee of the series of Existing Bonds having the highest par value among all of the Existing Bonds, on behalf of all of the Unsecured Financial Creditors, which Trustee shall act in accordance with an ordinary resolution of a meeting of the Unsecured Financial Creditors (wherein resolutions will be adopted in accordance with the total value of debt (in nominal value/principal) of the persons present at such meeting), by a written notice to the other parties, as applicable, without the Company, Trustees or Unsecured Financial Creditors having any claim, demand or suit therefor (except insofar as the reason for non-fulfillment of the Conditions Precedent is a material breach of the provisions of this Arrangement Plan by any of the parties, in which case the non-breaching party shall have a right of action against the breaching party), and the rights of all of the parties to the Arrangement Plan shall revert to their previous condition (among other things, for the avoidance of doubt, in the event of such termination, the debt to the bondholders will remain in its full amount as of the date of release of this Arrangement Plan). It is further clarified that all of the approvals to be obtained for this Plan, as specified above, shall be obtained in respect of the provisions of the Plan in its entirety, as one single whole, including all of the parts thereof, and insofar as any change occurs in this Arrangement Plan during the processes of approval thereof (apart from changes bearing a negligible impact on the rights of any of the parties under this Arrangement Plan), subsequently to the approval thereof by one of the parties, renewed approval by the same party will be required.

8.	Undertakings of the Company

In the period until the Date of Election of the New Board of Directors, the letter of undertaking signed by the Company vis-à-vis the Trustees for the bonds on March 19, 2013, which is attached hereto as Annex 5, shall continue to apply.

9.	Approval by the Tax Authorities

The approval from the tax authorities is attached hereto as Annex 6.

Miscellaneous

10.
On May 8, 2013 – the date on which a motion for convening meetings pursuant to Section 350 of the Companies Law was filed with the court by the Company – all of the provisions of the Non-Binding Summary Terms of a Proposed Restructuring of Elbit Imaging Ltd., between the Company and the funds York Capital and Davidson Kempner, automatically expired, insofar as such provisions, or any part thereof, had a binding effect.

11.	Approval of this Plan constitutes approval of all of the annexes hereto, even if their provisions have not been expressly reflected in this Arrangement Plan.

12.
As of the Date of Consummation of the Arrangement, the Arrangement will not be revocable by any of the parties for any reason whatsoever, without derogating from other remedies available to the any of the parties, subject to the provisions of Section 14 below.

13.
As of the Date of Consummation of the Arrangement, any change of any of the terms and conditions of the Arrangement, which shall be set forth in the New Trust Deeds, shall be made in the manner provided therefor by the New Trust Deeds, without need for an additional application to court.

14.	As of the Date of Consummation of the Arrangement –

14.1.
Each one of the Discharged Parties (as hereinafter defined) shall be fully, conclusively, absolutely and irrevocably exempted and discharged from any claim, demand or other suit, known or unknown, for any cause created in the period until the Date of Consummation of the Arrangement, including on any matter directly or indirectly related to the bonds and/or the trust deeds of the bonds and/or pertaining to the conduct of the Company and the officers thereof and/or companies held by the Company and officers thereof and/or the actions of any such company and officer, all with the exception of willful or fraudulent criminal omissions or acts (the “Waiver”). Notwithstanding the aforesaid, in any case where one of the Discharged Parties is sued (the “Defendant”) by any entity (the “Plaintiff”) for any cause, including the causes included in the Waiver, the Waiver will not prevent the Defendant from filing a counterclaim against the Plaintiff and/or filing third party notices against any entity, including against the Discharged Parties or any of them (the “Third Party”), without any prejudice, in any manner, to the rights of the Third party under the Waiver vis-à-vis the Plaintiff. Notwithstanding the aforesaid, the Company will be prevented from filing a third party notice against any of the Discharged Parties.

14.2.
For purposes of this Section 14, the “Discharged Parties” are defined as the holders of bonds of the Company and/or representative bodies of bondholders of the Company and/or the Trustees and/or the Additional Creditors and/or their attorneys and/or the shareholders of the Company and/or anyone on their behalf and/or the Company and/or officers of the Company and/or employees of the Company and/or any company controlled or held by the Company (the “Subsidiaries”) and/or the officers and employees of the Company’s Subsidiaries and/or the Company’s attorneys and/or the Company’s consultants and/or anyone on their behalf, with the exception of Mr. Zisser, who himself and/or any corporation controlled by him (including by virtue of Mr. Zisser serving as CEO and as director) are excluded from the Discharged Parties. For the avoidance of further doubt, any bondholder will also individually and independently benefit from the Waiver and the Waiver shall also be effective from any bondholder to the rest of the bondholders.

14.3.
It is clarified that nothing in the provisions of this Section 14 above shall derogate from the rights of insurance and indemnification of the officers (including Mr. Zisser) vis-à-vis the Company and/or the Subsidiaries, insofar as such rights exist.

14.4.
It is further clarified that, as results from the provisions of this section above, all of the pending legal proceedings against the Company, including proceedings to which its officers and/or controlling shareholders are also party (including claims of the Holders of Existing Bonds and/or anyone on their behalf and/or of any other third party against the Company and/or officers of the Company and/or shareholders of the Company and/or anyone on their behalf, and including Class Action 20835-04-13 Eisenberg E. Management and Consultation Ltd. vs. Elbit Imaging Ltd. et al) will be dismissed with prejudice with no order for legal costs, on the Date of Consummation of the Arrangement.

15.
If the date set forth in this Arrangement Plan for the transfer of monies and/or payment of monies and/or transfer of securities and/or allotment of securities, is not both a Trading Day and a trading day on the NASDAQ Stock Market, such date will be postponed to the nearest Trading Day thereafter which is also a trading date on the NASDAQ Stock Market.

16.	During the period until the Date of Consummation of the Arrangement, the Trustees and the Company may, in writing:

16.1.
Incorporate changes into the New Trust Deeds for the purpose of (a) rendering the same compatible with this Arrangement Plan, and (b) rendering the same compatible with the provisions of the law, the requirements of TASE and the standard provisions in trust deeds used by the Trustees for the New Bonds, so that the provisions of the trust deeds are satisfactory to the Trustees, insofar as they deem necessary, provided that nothing in such changes shall modify the rights of any of the parties under this Arrangement Plan, other than in a negligible manner;

16.2.
Determine technical supplementary provisions pertaining to this Arrangement Plan (including the trust deeds), provided that nothing in such provisions shall prejudice the rights of any of the parties under this Arrangement Plan, other than in a negligible manner;

16.3.
Determine provisions with respect to issues pertaining to proof of rights  in the Existing and/or New Bonds, provided that nothing in such provisions shall prejudice the rights of any of the parties under this Arrangement Plan, other than in a negligible manner;

16.4.
Decide to take other actions required in view of the change of the terms and conditions of the Existing Bonds and for consummation of the Arrangement, provided that nothing in such actions shall prejudice the rights of any of the parties under this Arrangement Plan, other than in a negligible manner.

17.
The granting and registration of the pledges that need be granted and registered in favor of the Trustees for the New Bonds and the Holders of the New Bonds under this Arrangement Plan, and receipt of the undertakings and guarantees from Elbit Ultrasound and Elscint, as specified above, shall be performed in a manner satisfactory to the Trustees for the New Bonds and via documents satisfactory to the Trustees for the New Bonds (including the pledge documents, opinions that the trustees for the Bonds shall demand in respect of the pledge and the validity thereof, the affidavit of an officer of the pledger (only with respect to facts), undertaking and guarantee documents from Elbit Ultrasound and Elscint and any other reasonable document to be demanded by the trustees for the bonds, all insofar as such documents (including the opinion and the required affidavit) are relevant, in a reasonable and acceptable form, and insofar as they can be furnished and in the form in which they can be furnished, and, for this purpose, the Trustees for the New Bonds shall be represented and shall obtain advice (each trustee may also demand to be obtain advice and representation separately from the Company), including legal advice, as per their choice, in Israel and abroad, considering the applicable laws concerning the granting and registration of such pledges and receipt of such undertakings and guarantees. It is clarified that the Pledges shall be registered under the applicable laws pertaining to the pledging entity and the pledged asset and that the Company will be responsible for and will bear all of the expenses pertaining to the registration of the Pledges and the receipt of such undertakings and guarantees; failure to register and grant the Pledges in the aforesaid manner and on the dates scheduled therefor in this Arrangement Plan or failure to grant the undertakings and guarantees in accordance with the aforesaid shall constitute a cause for acceleration of payment under the New Bonds.

18.
Without derogating from the provisions of the law and from the provisions of the Existing Trust Deeds, the Company shall bear, on an ongoing basis, the fees of the Trustees for the Existing Bonds and the representative bodies of the bondholders and the expenses of the Trustees for the bonds in connection with the period until the date of release of this Arrangement Plan (including the fees of their attorneys, expenses due to opinions obtained by the Trustees and any other expense). The Company shall also bear the fees of the Trustees and the representative bodies and the expenses of the Trustees as stated in connection with the period until the Date of Consummation of the Arrangement and in connection with any action to be required in respect of the Arrangement or its consummation. The Company shall further bear the legal expenses incurred by the Unsecured Financial Creditors in connection with the proceeding for the Arrangement and its approval, up to NIS 1.5 million, according to supporting evidence to be submitted up to 14 days following the Date of Consummation and according to a division to be determined. The Company shall also bear the expenses and fees of the Trustees for the New Bonds. In this framework, the Company shall bear the fees and expenses of the Trustees for the New Bonds in connection with the granting and registration of the pledges specified in the Arrangement plan in their favor and in favor of the Holders of New Bonds and in connection with receipt of guarantees and undertakings as aforesaid from Elbit Ultrasound and Elscint, including the fees of legal advisors and the attorneys of the Trustees for the New Bonds, as shall be appointed thereby both in Israel and abroad, considering the applicable laws pertaining to the granting and registration of such pledges and for receipt of such guarantees and undertakings.